As filed with the Securities and Exchange Commission on May 22, 2014

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Park Sterling Corporation

(Exact name of registrant as specified in its charter)

North Carolina	1043 E. Morehead Street, Suite 201 Charlotte, North Carolina 28204	27-4107242
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

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Park Sterling Corporation 2014 Long-Term Incentive Plan

(Full title of the plan)

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James C. Cherry

Chief Executive Officer

Park Sterling Corporation

1043 E. Morehead Street, Suite 201

Charlotte, North Carolina 28204

(Name and address of agent for service)

(704) 716-2134

(Telephone number, including area code, of agent for service)

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Copies to:

Anne T. Kelly

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $1.00 par value	1,000,000 shares	$6.305	$6,305,000	$813

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(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Plan to prevent dilution by reason of any stock dividend, stock split or other similar transaction.

(2)

Determined on the basis of the average of the high and low prices of the Common Stock reported on The NASDAQ Global Select Market on May 15, 2014 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees, officers, directors or other eligible participants as specified by Rule 428(b)(1) of the Securities Act. These document(s) and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b)     The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

(c)     The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed January 3, 2014, January 7, 2014, January 30, 2014, February 13, 2014, March 5, 2014 (two filings), April 24, 2014, May 1, 2014 and May 14, 2014 (in each case, other than information that is furnished but that is deemed not to have been filed); and

(d)     The description of the Registrant’s Common Stock that is contained in the Registrant’s Current Report on Form 8-K filed January 13, 2011, or any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed), prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other contemporaneously or subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

 Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBCA”) contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors, by a board committee consisting of disinterested directors, by special legal counsel, or by the shareholders, as prescribed in Section 55-8-55. Under Section 55-8-53 of the NCBCA, under certain circumstances a corporation may pay expenses incurred by a director in advance of final disposition of a proceeding.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Under Sections 55-8-54 and 55-8-56 of the NCBCA, upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification, or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses if he was adjudged liable in the proceeding.. Section 55-8-56 of the NCBCA further allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or, to the extent consistent with public policy, as otherwise set forth in the corporation's articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities or while serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another foreign or domestic entity, other than liability or expense relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Section 55-8-57 further permits a corporation to purchase and maintain insurance policies on behalf of these individuals.

In accordance with the NCBCA, Article 11 of the Registrant's Articles of Incorporation (the "Articles") provides for indemnification to the fullest extent permitted by the NCBCA of all persons the Registrant has the power to indemnify under the NCBCA. Such indemnification is not exclusive of rights to indemnification under any Bylaw, shareholder or disinterested directors vote or otherwise. In addition, the Registrant’s Bylaws provide that the Registrant shall, under certain circumstances, indemnify its directors, officers, employees or agents for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys' fees), in any proceeding arising out of their status or activities as directors, officers, employees or agents of the Registrant, or as a director, officer, employee or agent of another corporation if serving at the request of the Registrant, if the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, except that any indemnification in connection with a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. The above standard of conduct is determined by the disinterested members of the Board of Directors, by a Board committee consisting of disinterested directors, by special legal counsel, or by the shareholders. The Registrant’s Bylaws further provide that the Registrant will indemnify a director, officer, employee or agent of the Registrant for reasonable expenses incurred by such person in connection with a proceeding to which such person is a party because he or she serves in such capacity, if such person is successful, on the merits or otherwise, in such proceeding. The Registrant’s Bylaws also require the Registrant to pay for the reasonable expenses of a director, officer, employee or agent of the Registrant in advance of final disposition of a proceeding, under certain circumstances.

Pursuant to the Bylaws and as authorized by statute, the Registrant maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise. In addition, the Registrant's Articles prevent the recovery by the Registrant or any of its shareholders of monetary damages against its directors to the fullest extent permitted by the NCBCA.

The foregoing is only a general summary of certain aspects of the NCBCA and the Registrant’s Bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article 11 of the Registrant’s Articles and Article IX of the Registrant’s Bylaws.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4.1

Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 01-35032)

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 01-35032) filed January 13, 2011

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered

10.1	Park Sterling Corporation 2014 Long-Term Incentive Plan

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP

24.1	Power of Attorney (included on the signature page of this registration statement)

Item 9.    Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 22nd day of May, 2014.

PARK STERLING CORPORATION

By: /s/ James C. Cherry
James C. Cherry
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Cherry and David L. Gaines, and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with power to act without any other and with full and several power of substitution, for him or her and in his or her name, place and stead, to sign, in his or her capacity or capacities as shown below, any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully for all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Cherry James C. Cherry	Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2014

/s/ David L. Gaines David L. Gaines	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2014

/s/ Susan D. Sabo Susan D. Sabo	Chief Accounting Officer (Principal Accounting Officer)	May 22, 2014

/s/ Walter C. Ayers Walter C. Ayers	Director	May 22, 2014

/s/ Leslie M. Baker, Jr. Leslie M. Baker, Jr.	Director	May 22, 2014

/s/ Larry W. Carroll Larry W. Carroll	Director	May 22, 2014

/s/ Jean E. Davis Jean E. Davis	Director	May 22, 2014

Signature	Title	Date

/s/ Patricia C. Hartung Patricia C. Hartung	Director	May 22, 2014

/s/ Thomas B. Henson Thomas B. Henson	Director	May 22, 2014

/s/ Jeffrey S. Kane Jeffrey S. Kane	Director	May 22, 2014

Kim S. Price	Director	May 22, 2014

/s/ Ben R. Rudisill, II Ben R. Rudisill, II	Director	May 22, 2014

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 01-35032)

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 01-35032) filed January 13, 2011

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered

10.1	Park Sterling Corporation 2014 Long-Term Incentive Plan

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP

24.1	Power of Attorney (included on the signature page of this registration statement)